EXHIBIT 77.M
On June 8, 2005 the Board of Trustees of Forward Funds approved a proposed Agreement and Plan of Reorganization and Redomiciliation (the "Plan"), attached as Exhibit 77.Q1(g). Effective July 1, 2005, pursuant to the Plan, Forward Uniplan Real Estate Investment Fund, Forward Hoover Mini-Cap Fund, Forward International Small Companies Fund, Forward Global Emerging Markets Fund, Forward Legato Fund, Forward Hoover Small Cap Equity Fund, Forward Hansberger International Growth Fund (now known as Forward International Small Companies Fund), Forward International Equity Fund, Sierra Club Stock Fund and Sierra Club Equity Income Fund (the "Funds"), each a then-existing series of Forward Funds, Inc., a Maryland corporation originally incorporated on October 3, 1997 and registered under the 1940 Act, was reorganized into a corresponding newly formed series of the Trust.
The series of the Trust into which the series of Forward Funds, Inc. reorganized pursuant to the Plan were formed solely to acquire the assets and liabilities of the Funds in a tax-free reorganization. As a tax-free reorganization, any unrealized appreciation or depreciation on the securities on the date of the reorganization was treated as a non-taxable event, thus the cost basis of the securities held reflect their historical cost basis as of the date of transfer. The net assets and net unrealized appreciation of the Funds at the time of transfer were as follows:

                                            NET ASSETS   NET APPRECIATION
Forward Uniplan Real Estate Investment
  Fund                                     $ 43,054,447   $ 14,669,623
Forward Hoover Mini-Cap Fund*              $ 35,875,734   $  4,912,942
Forward International Equity Fund          $ 21,258,541   $  5,007,984
Forward Hansberger International Growth
  Fund**                                   $122,501,013   $  8,248,675
(now known as Forward International Small Companies Fund)
Forward Global Emerging Markets Fund*      $ 25,664,783   $  3,746,713
Forward Hoover Small Cap Equity Fund**     $267,376,942   $ 45,681,242
Forward Legato Fund***                     $  6,399,550   $    367,766
Sierra Club Stock Fund****                 $ 25,604,720   $  2,316,997
Sierra Club Equity Income Fund             $ 29,797,844   $  1,843,155

* 	Sum of Investor Class and Institutional Class shares
** 	Sum of Investor Class, Institutional Class and Class A shares
*** 	Class A shares
**** Sum of Investor Class and Class A shares